EXHIBIT 5.1

May 31, 2011

Boardwalk Pipeline Partners, LP
9 Greenway Plaza, Suite 2800
Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale by the Partnership of 6,000,000 common units representing limited partner interests in the Partnership (the “Offered Units”) pursuant to an Underwriting Agreement, dated as of May 27, 2011 (the “Underwriting Agreement”) among Barclays Capital Inc., Merrill Lynch Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriters”), the Partnership, Boardwalk GP, LP, a Delaware limited partnership and the general partner of the Partnership and Boardwalk GP, LLC, a Delaware limited liability company and the general partner of Boardwalk GP, LP (the “General Partner”) (ii) the potential offering and sale of up to an additional 900,000 common units representing limited partner interests in the Partnership (the “Option Units” and, collectively with the Offered Units, the “Units”) pursuant to the exercise by the Underwriters of an option to purchase that number of additional units representing limited partner interests and (iii)  the filing of the Registration Statement on Form S-3 (Registration No. 333-166373) (the “Registration Statement”) and the Prospectus dated April 29, 2010 included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Units are registered.  On May 27, 2011, the Partnership filed with the SEC the Base Prospectus and a prospectus supplement dated May 27, 2011 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Partnership’s Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed, and (v) that all Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus and the Underwriting Agreement..

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

EXHIBIT 5.1

Based on the foregoing and on such legal considerations as we deem relevant and subject to the assumption exceptions, limitations and qualifications set forth herein, we are of the opinion that the Units have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable.

The opinions expressed herein are limited in all respects to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.